Exhibit 99.1

Third Quarter 2002 Results—Supplemental Information

A)	Oilfield Services

Q1)	What is the general outlook for the Areas in terms of activity?
The lowering of oil demand estimates by the IEA for the second-half-year, together with the OPEC decision to maintain current quotas despite increased pressure for them to be raised, has only served to amplify uncertainty surrounding near-term investment levels. With international activity starting to falter, most notably in the UK and Nigeria, and production increases in non-OPEC areas such as Russia and the Caspian adding to supply, we believe that activity levels over the short- to mid-term remain uncertain unless the global economy gains momentum, thus driving increased demand.

North America (NAM)

Despite robust gas prices, activity in the USA has not meaningfully increased. This is due to weak demand related to uncertainty as to the near-term direction of the US economy and the higher-than-average levels of gas in storage. Excluding the seasonal increase in Canadian activity, the timing of a significant improvement in activity is difficult to predict.

Latin America (LAM)

Continued softness in Argentina is expected to remain until year-end. This is the result of lackluster domestic demand coupled with national economic and fiscal problems. No improvement is anticipated in the short term and social unrest may give rise to periods of reduced activity. Venezuela is hampered by political uncertainty and low investor confidence. However, domestic and international demand for gas is very robust and interest from the international E&P companies remains high. Large onshore and offshore field development programs continue in Mexico. To that end, Schlumberger has been awarded several major contracts, most notably in the Burgos and Cantarell development projects.

Europe/CIS/West Africa (ECA)

Continued investment in West Africa, the Caspian and Russia has driven activity growth in this Area. Revenues are up by 19% year-to-date over the same time frame in 2001. Investment in Russia and the Caspian is expected to continue, however this will be offset by a general slowdown in activity in the North Sea as the majors evaluate the impact of the new UK tax legislation. Deepwater activity in Africa should continue to improve, however, ‘quota’ implications in Nigeria may lead to budget cuts as further development activities are postponed.

Middle East & Asia (MEA)

Despite growing political concerns in the region revenue in this area has increased 15% year-to-date over the same time frame in 2001. Further, socio-political unrest and regional tensions in the Gulf and/or Asia are likely to impact activities over the short-term, however the underlying fundamentals will support further growth in the region over the medium to long term.

Q2)	What is the status of deepwater activity in the Gulf of Mexico?

Deepwater activity has proven to be relatively immune to the North American cycle and is expected to continue in this vein. However, during the 3rd quarter there were several weather related stoppages, the impact of which was estimated at $0.01 per share.

Q3)	Which technology segments have seen the greatest pricing erosion or stability in North America this quarter?

Pressure pumping pricing has not recovered as activity in US Land and Canada remained somewhat depressed. Well Services and Wireline pricing held firm in deepwater Gulf of Mexico and Drilling & Measurements (D&M) pricing continued to benefit from the introduction of new technology.

Q4)	Which technology segments have seen the greatest improvement this year?

Well Completion Services (WCP) and D&M continue to grow as new technologies are introduced into the market and/or market share improves. WCP revenues were up 12% year-to-date (YTD) on the strength of improved positioning in completions coupled with gains from new perforating and sand prevention technologies. D&M revenues were up 5% YTD due to continued robust growth and pricing improvements for PowerDrive* rotary steerable services, including the latest 4¾" tools, and market share gains in DD, MWD, and LWD. In Well Services, Coiled Tubing Drilling revenues continue to expand, up 15% YTD on 2001.

Q5)	How is the non-US pricing environment?

Outside of North America pricing has held up well or increased modestly reflecting the increases in activity in Europe, North Africa and the Middle East.

Q6)	What was the change in Oilfield Services revenue and pretax income for the Areas, excluding the impact of WesternGeco?

	Δ% Q3/Q2 2002	Δ% Q3’02/Q3’01
Global MI Rig Count	6%	–21%
Total OFS Revenue (Ex. WG)	3%	–4%
Total OFS IBT (Ex. WG)	–7%	–22%

	Δ% Q3/Q2 2002	Δ% Q3’02/Q3’01
North America MI Rig Count	12%	–29%
North America OFS Revenue (Ex. WG)	1%	–25%
North America OFS IBT (Ex. WG)	–12%	–63%

	Δ% Q3/Q2 2002	Δ% Q3’02/Q3’01
Latin America MI Rig Count	1%	–22%
Latin America OFS Revenue (Ex. WG)	2%	–13%
Latin America OFS IBT (Ex. WG)	17%	–4%

	Δ% Q3/Q2 2002	Δ% Q3’02/Q3’01
Europe/CIS/West Africa MI Rig Count	–6%	–10%
Europe/CIS/West Africa OFS Revenue (Ex. WG)	10%	24%
Europe/CIS/West Africa OFS IBT (Ex. WG)	–10%	1%

	Δ% Q3/Q2 2002	Δ% Q3’02/Q3’01
Middle East/Asia MI Rig Count	1%	6%
Middle East/Asia OFS Revenue (Ex. WG)	–2%	7%
Middle East/Asia OFS IBT (Ex. WG)	–4%	5%

Q7)	Schlumberger announced a loss from the WesternGeco seismic joint venture this quarter. Is a similar loss expected in Q4?

Any further capacity reductions we undertake will reduce costs but will not significantly impact pricing for the next quarter. Q4 and Q1 are traditionally slow for the marine proprietary market and we do not expect an upturn in land activity over this same period. As a result we will be evaluating our cost structure and taking the necessary actions to match costs to expected revenue.

Q8)	What are the principal issues affecting the seismic industry today?

Overall industry activity levels are down 7% to 10% when compared to 2001. Exploration activity has not recovered meaningfully since the 1999 downturn because the industry still has a backlog of prospects to drill. That is why we remain cautiously optimistic about the growth in reservoir seismic.

Q9)	How is the seismic pricing environment?

Seismic pricing is soft overall, particularly in marine. The industry vessel count is flat to marginally up, however there is an oversupply of vessels competing for 3rd party projects due to an industry-wide reduction of vessel capacity allocated to multi-client projects.

Q10)	Does WesternGeco plan to take more capacity out of the market?

WesternGeco has taken a lead to date in correcting the oversupply. We remain committed to adjusting to market conditions and will finalize our core capacity structure accordingly.

Q11)	How many boats have been fitted with the Q*-system to date, and how many are forecast for 2002?

The Q-Marine fleet remains at four high-capacity vessels, towing an average of 60km of streamers each. There are no plans to equip additional vessels with Q technology in 2002. Currently there are 10 active projects utilizing the Q-Marine system, of which four are multi-client. Presently the projects are focused in fields where conventional technology is known to be sub-optimal.

Q12)	Where are the growth areas in marine seismic?

Marine activity is up 13% year-on-year and 37% sequentially, with increases in Mexico and the Caspian partially offset by a decrease in 3rd party pricing, especially in Asia. Apart from Mexico, growth was seen from sea floor operations in the Caspian and the North Sea, where Q-Marine is being used for several surveys.

Q13)	Where are the main growth areas in land seismic?

The Middle East remains the core of WesternGeco land operations, with multiple long-term contracts.

Q14)	What is the current size of the WesternGeco multi-client library?

The net book value of the multi-client library as of September 30, 2002 was $1,180 million.

Q15)	Where are the main areas of multi-client sales strength?

Worldwide, the Gulf of Mexico is the largest market for multi-client license sales due to the large number of players and the small block sizes. However overall multi-client seismic sales have been lackluster due to a large backlog of undrilled prospects. We remain optimistic that drilling and proving up these new prospects will generate the upturn in reservoir focused seismic activity and clear the path for further demand for prospect generation which will stimulate multi-client sales.

Q16)	What were multi-client sales in the quarter and what was the cost of sales?

Multi-client revenues were $100 million during the quarter (up from $86 million in Q2) including $49 million of surveys with zero book value. The charge to cost of goods sold was $55 million for the quarter.

Q17)	What is the current growth in Schlumberger IT services offerings within the E&P industry?

We expect to achieve double digit growth in 2002 primarily based on the introduction of network-leveraged offerings (LiveQuest*, DeXa.Net*), the deployment of security solutions (DeXa.Badge*) and the outsourcing of IT infrastructure and data management. In 2003 we expect to accelerate the synergies and contributions from the world-class system integration offerings of SchlumbergerSema as we rollout expertise in the GeoMarkets.

B)	SchlumbergerSema

Q18)	What is the outlook for the remainder of 2002?

Customers are now more focused on outsourcing, cost reduction and short-term payback projects. Therefore, we do not expect a material rebound in demand for IT consulting and systems integration services to emerge prior to the second half of 2003. For the remainder of 2002 we expect a seasonal market improvement for smart cards and some marginal impact from end-of-year budgetary spending.

Activity in the managed services market, in particular the Public Sector, is likely to remain relatively firm for the remainder of the year. Pricing pressure is expected to remain intense. The demand for smart cards is likely to maintain its upward trend especially in banking cards in Europe and mobile communications and IT security cards worldwide.

Q19)	What is the revenue breakdown for the business segments?

Energy and Utilities segment revenue was $115 million representing a sequential decrease of 10%.

Telecommunications segment revenue was $127 million representing a sequential decrease of 1%.

Public Sector segment revenue was $167 million representing a sequential increase of 24%.

Finance segment revenue was $88 million representing a sequential increase of 1%.

Transport segment revenue was $42 million being flat sequentially.

Q20)	What is the utilization ratio of SchlumbergerSema?

Utilization ratio represents the percentage of our professionals’ time spent on billable work. We plan and manage our headcount to meet the anticipated demand for our services. In the third quarter, the utilization ratio of SchlumbergerSema was on average 79%, up from 77% in the second quarter.

Q21)	How is the SchlumbergerSema cost reduction program progressing? What are the annualized savings to date?

SchlumbergerSema exceeded its initial cost-savings plan by $8 million achieving $148 million in indirect cost synergies. A further $21 million savings in annualized indirect costs were achieved in the third quarter.

Q22)	What is the current SchlumbergerSema headcount and how has it evolved since the Sema acquisition?

SchlumbergerSema headcount is currently 32,500 employees. This number includes employees from the former Network Solutions (formerly in the oilfield organization). On a comparable basis total headcount has decreased by 2,800 employees since April 2001.

Q23)	How is the pricing environment in cards and IT services?

Excess capacity in both the card market and the IT services landscape are still expected to keep pricing under pressure. We have even observed irrational pricing in some fiercely competitive markets. Pricing for non-telecom cards remains firm.

Q24)	What is the typical amount of contract that rolls over or terminates in IT services?

The closing 12-month backlog of non-volume products contracts is currently 33% of total backlog. In other words, the average duration of our IT Services contracts is 3 years. The book-to-bill ratio was 1.11 at the end of the third quarter for non-volume products-related business. This indicator however does not always guarantee revenue growth on a quarterly basis. Some contracts have different time lines and can be back-end loaded (in year 2 or 3 for example).

Q25)	Does SchlumbergerSema have any contracts that could become problematic from a revenue collection standpoint?

We continually check the credit quality of our customers and believe we are not substantially cash-exposed with the customers we serve.

Q26)	Is SchlumbergerSema experiencing major contract renegotiations?

We are experiencing the normal amount of negotiation of long-term contracts around renewals and extensions. Price adjustments have been positive and negative depending on volumes and other factors such as contract length and technology implementation. Overall pricing of major contracts remains stable.

Q27)	What are the typical initial investments required to win the major public sector outsourcing deals announced in the last quarters in UK? Any upfront cash required?

None of the major public sector contracts announced in the UK involve major investment. They are typical of the “Design, Build, Operate” contract where the design stage is supported by staged payment against delivery and the service is provided as a managed service.

Q28)	How are the managed services and the business continuity practices progressing?

Managed services for the Public Sector and business continuity activities have been growing steadily for the last 12 months. All the key customers in our main places of activity (UK, France, Sweden, Spain and Italy) have renewed their commitment to SchlumbergerSema and no significant customer has been lost to the competition.

SchlumbergerSema has made a major breakthrough in business continuity services with major outsourcing contracts renewed in the last 12 months for the UK Benefits Agency Medical Services, the UK National Health System, the French Social Security, the London Metropolitan Police, the UK Association of Train Operating Companies, the Swedish Civil Aviation Authority, the French Ministry of Defense, the European Commission and the French Ministry of Finance. The SchlumbergerSema business continuity segment now serves more than 900 customers in 45 locations in 17 countries, including many large banks.

While current economic conditions have caused some clients to reduce or defer their expenditures for consulting services and systems integration, SchlumbergerSema has achieved double digit year-on-year growth in its managed services practice.

C)	Schlumberger Limited

Q29)	What was the Q3 effective tax rate and what do you expect the effective tax rate to be for the year?

We believe that the effective tax rate percentage will remain in the mid to high 20s. The Q3 effective tax rate was 27% compared to 26% in Q2 2002.

Q30)	Why did your liquidity improve in Q3?

Liquidity in the quarter improved $287 million due mainly to an improvement in working capital requirements. CAPEX, including multi-client seismic was slightly lower than in prior quarters and currency translation effects were not significant. Net debt† at September 30th 2002 was $5,532 million.

†(Net debt is gross debt after the deduction of cash and short term investments, as well as fixed income investments held to maturity)

Q31)	What is the liquidity objective for Schlumberger?

The company believes that strong credit metrics are an integral component of its business model, due to the cyclical nature of activities. Deleveraging will come from cash flow from operations coupled with the continuation of the divestiture program, which is progressing satisfactorily. Some delays may be experienced due to the current market environment and/or until we obtain fair pricing for the divested businesses.

Q32)	What is the timeframe for the IPO of NPTest?

The organization is in place and a draft registration statement on Form S1 has been filed with the SEC. However we are intent on waiting until investors regain confidence in the market in general, particularly the Semiconductor equipment sector.

Q33)	What are the plans for further divestitures?

There are a couple of other non-core business units or assets for which the divestiture process is progressing. We are expecting to complete these before year-end subject to market conditions.

As part of the company’s ongoing efforts to refocus activities, there are a number of other business units that have been or may be put on the market when conditions are satisfactory.

Q34)	How much off-balance sheet financing was outstanding at quarter end?

Customer receivables securitization at September 30th 2002 was $187 million, compared to $168 million at June 30th 2002. We have no continuing interest in these receivables.

Q35)	What is the difference between OFS pretax income and the sum of the four business Areas?

The difference of approximately $4 million comes from Oilfield Services headquarters projects and costs plus Oilfield Services consolidation eliminations, which are partially offset by the income of Schlumberger Network Solutions.

Q36)	What is the difference between the SchlumbergerSema pretax income and the business Areas?

The third quarter $16 million pre-tax severance provision and SchlumbergerSema headquarters’ costs not allocated to the areas make up the difference.

Q37)	What is the difference between Schlumberger pretax income and the pretax income of the business segments including income from ‘Other’ activities?

Major items include corporate headquarters expenses, interest expense and income, gain on sale of securities, interest on postretirement benefits, amortization of identifiable intangibles and currency exchange gains and losses.

Q38)	What is the comparative amortization of intangibles?

FASB # 142 was effective January 1, 2002. Amortization of goodwill and assembled work force has stopped. Q3 2002 includes after tax amortization of other identifiable intangibles of $16 million compared to $13 million in Q2 2002.

Q39)	What is the Schlumberger position regarding the expensing of stock options to employees?

The company has two stock compensation plans—stock options and an employee stock purchase plan. The company discloses in its annual report to shareholders the effect on net income and earnings per share if these plans had been expensed under a Black-Scholes option-pricing model. The effect in 2001 was $136 million ($0.24 per share). The current estimate of the effect for 2002 is $157 million ($0.28 per share). The company intends to wait until the FASB issues new accounting rules on the subject before considering any change in accounting treatment.

Q40)	What is the status of funding of SLB pension plans?

There are two material defined benefit plans, one in the USA and the other in the United Kingdom. The actuarial evaluation of these pension plans is not usually completed until later in the year. Based on the recent poor performance of the financial markets there may be under-funding on an actuarial basis. If the markets do not recover meaningfully over the short-term, the company will have to significantly increase it’s funding over the next few years, which would be easily manageable from a liquidity perspective. There would be a marginal increase in the pension charge.

Q41)	What is the present guidance on full year 2002?

Capex: $1.4 billion
Multi-client: $350 million
Depreciation and amortization: $1.4-$1.5 billion (excluding Multi-client seismic)

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* Mark of Schlumberger

This question and answer document, the third quarter 2002 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, economic recovery, expected capex, multi-client and depreciation and amortization expenditures, the timing and likelihood of NPTest’s initial public offering, conditions in the oilfield service business, including activity levels during the second half of 2002 and during 2003, production increases in non-OPEC areas, issues affecting the seismic industry, continued deepwater drilling activity, benefits from contract awards, future results of operations, pricing recovery, and cost reductions and improvements in the performance of SchlumbergerSema. These statements involve risks and uncertainties, including, but not limited to, the extent and timing of a rebound in the global economy, changes in exploration and production spending by major oil companies, including our expectations for renewed growth in gas drilling and the sustainability of gas pricing in NAM; recovery of activity levels, improved pricing and reduction in the oversupply of vessels associated with the seismic businesses; continuing customer commitment to certain key oilfield projects, and continued growth in Schlumberger IT Services for E&P industry; general economic and business conditions in key regions of the world, including potential currency and business exposure in Argentina and Venezuela, further socio-political unrest in the Gulf and/or Asia, changes in business strategy, economic, competitive and technological factors affecting markets, services, and prices in SchlumbergerSema businesses including its ability to accelerate synergies with Oilfield Services and to increase cost savings; uncertainties created by deregulation in the utility industry particularly in NAM and the extent and timing of utilities’ investment in integrated solutions to utility management; continuing customer commitment to key long-term services and solutions contracts in our SchlumbergerSema businesses; a reversal of the weak IT environment and a significant increase in IT spending; the extent and timing of a recovery in the telecommunications industry; an increase in the pricing of and a growth in the demand for smart cards in e-commerce and network and Internet-enabled solutions; Schlumberger’s ability to meet its identified liquidity projections, including the generation of sufficient cash flow from oilfield operating results and the successful completion of certain business divestitures, the adoption and effect of new accounting standards, potential contributions to pension plans and other factors detailed in our third quarter 2002 earnings release, our most recent Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.